UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2010

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2010, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) entered into an Amended and Restated License Agreement (the “A&R Agreement”) with GlaxoSmithKline LLC (formerly known as SmithKline Beecham Corporation) and Glaxo Group Limited (collectively, “GSK”) that amends and restates in its entirety the License Agreement the Company and GSK entered into on June 10, 2009 (the “Original Agreement”), pursuant to which the Company obtained a non-exclusive worldwide license from GSK to certain patents covering various formulations of bupropion hydrochloride for use in the development and commercialization of the Company’s Contrave® (sustained release (“SR”)/bupropion SR) product candidate for the treatment of obesity and disorders of weight management. The Company entered into the A&R Agreement in connection with its recent execution of that certain Collaboration Agreement with Takeda Pharmaceutical Company Limited to develop and commercialize Contrave in the United States, Canada and Mexico.

The A&R Agreement primarily clarifies and confirms certain Canadian Patents (as defined in the A&R Agreement) to be part of and included in the Licensed Patents (as defined in the A&R Agreement) which were licensed to the Company from GSK pursuant to the Original Agreement. Under the A&R Agreement, GSK retains the responsibility for and control over, at its sole cost and expense, the prosecution and maintenance of the Licensed Patents (not including the Canadian Patents) and GSK also has the sole right to, but is not obligated to, bring, at its own expense, an infringement action against any third party in respect of the Licensed Patents (not including the Canadian Patents), and has full control over its conduct, including settlement thereof.

The term of the A&R Agreement generally extends on a country-by-country basis until the expiration, lapse or invalidation of the last remaining patent or patent application within the Licensed Patents in such country. The Company may terminate the A&R Agreement with respect to any particular country or in its entirety at any time upon specified written notice to GSK. Either party may terminate the A&R Agreement upon delivery of written notice if the other party is in material default or breach of its obligations and fails to remedy the breach within a specified period. In addition, either party may terminate the A&R Agreement upon specified bankruptcy, liquidation or receivership proceedings, and the A&R Agreement may be terminated by the mutual written agreement of both parties.

The foregoing description of the A&R Agreement does not purport to be complete and is qualified in its entirety by the A&R Agreement, a copy of which the Company intends to file with its Annual Report on Form 10-K for the year ending December 31, 2010, requesting confidential treatment for certain portions.

Item 8.01.	Other Events.

On December 7, 2010, the Company announced that the U.S. Food and Drug Administration’s (the “FDA”) Endocrinologic and Metabolic Drugs Advisory Committee (the “Committee”) voted 13 to 7 that the available clinical data adequately demonstrate that the potential benefits of Contrave outweigh the potential risks when used long-term in a population of overweight and obese individuals and supported approval. The Committee also voted 11 to 8 (with one Committee member abstaining from the vote) that a dedicated study to examine the drug’s effect on risk for major adverse cardiac events should be conducted as a post-approval requirement versus pre-approval.

Although the Committee provides recommendations to the FDA, the FDA makes the final decision with respect to approval of a drug. The FDA has assigned a Prescription Drug User Fee Act (“PDUFA”) action date of January 31, 2011 for the review of the Contrave New Drug Application (“NDA”).

Orexigen cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding the potential for, and timing of, approval of the Contrave NDA. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this report due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential for the FDA to delay the scheduled PDUFA action date of January 31, 2011 due to the FDA’s internal resource constraints or other reasons; the uncertainty of the FDA approval process and other regulatory requirements; the FDA may not agree with Orexigen’s interpretation of efficacy and safety results; the FDA may require Orexigen to complete additional clinical, non-clinical or other requirements prior to the approval of the Contrave NDA; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: December 7, 2010	By:	/s/ Graham K. Cooper
Name: Graham K. Cooper
Title: Chief Financial Officer and Treasurer